Exhibit 99.2

November 2, 2005

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson	Andrew G. Raguskus
	Sr. Vice President and CFO	Chairman of the Board
	(801) 365-2804	(801) 365-2800

SONIC INNOVATIONS ANNOUNCES LEADERSHIP CHANGES

Salt Lake City, Utah, November 2, 2005 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids and automated auditory testing equipment, today announced that Samuel L. Westover will become President and CEO of the company effective immediately. Current President and CEO, Andrew G. Raguskus, has been appointed Executive Chairman of the Board, replacing Kevin J. Ryan, who will remain a director. Craig McKnight has been elected to the Board and will replace Mr. Westover as Chairman of the Audit Committee and a member of the Governance and Nominating Committee.

Mr. Westover has been a member of Sonic Innovation’s Board of Directors since January 2002. He has held executive level positions with a number of healthcare companies. Most recently, he was President and CEO of CIGNA Dental and President of CIGNA HealthCare’s Small Business Segment. In addition, Mr. Westover has served as CEO of two public companies and was the founding Chief Financial Officer of Wellpoint, the largest health insurer in the U.S.

Mr. Raguskus has been President and CEO and a director of Sonic Innovations since September 1996. He replaces Kevin Ryan, who has served as Chairman of the Board since 1999.

Mr. McKnight will replace Mr. Westover as an outside director on the Board and as Chairman of the Audit Committee. He has more than 30 years experience in the health care industry and is currently Chief Financial Officer of Centura Health, the largest health care system in Colorado. Formerly, he was a Partner with Coopers and Lybrand where he directed the firm’s health care practice in Los Angeles and Philadelphia.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids intended to provide the highest levels of satisfaction for hearing-impaired consumers and proprietary auditory testing equipment intended to automate the four most commonly performed hearing tests. Capitalizing on what it believes is an advanced understanding of human hearing, the Company has developed patented digital signal processing, or DSP, technologies and embedded them in the smallest single-chip DSP platform ever installed in a hearing aid. For more information, please visit our website at www.sonici.com.